Exhibit 99.1
AMERICAN GREETINGS ANNOUNCES NEW CFO
CLEVELAND (August 16, 2005) – American Greetings Corporation (NYSE: AM) today announced it has hired Michael J. Merriman as Senior Vice President and Chief Financial Officer effective September 1, 2005. Merriman will oversee all aspects of finance.
Merriman, 49, was the Chief Executive Officer of Royal Appliance Mfg. Co., a $400 million Ohio-based manufacturer and marketer of Dirt Devil vacuum cleaners. Royal, previously listed on the New York Stock Exchange, was sold in April 2003 to Techtronic Industries Co., Ltd. a $2 billion manufacturer of home improvement products.
Merriman was the CEO at Royal from 1995 through April 2004, and its CFO from 1992 to 1995. Prior to working with Royal, Merriman, a Certified Public Accountant, was a partner in the audit practice of Arthur Andersen & Co.
Management Comments
Chief Executive Officer Zev Weiss said, “We are very pleased to have Mike join us. He brings both a financial background and a strategic viewpoint that will complement our organization. Having led an innovative consumer products company, he should have an immediate impact.”
Merriman Comments
Merriman said, “I am excited to remain in the area and join one of Ohio’s premier public companies with one of the nation’s most recognized brand names. I am impressed with the team that Zev and Jeff Weiss have put together in the last couple of years and look forward to helping them achieve their growth plans.”
About American Greetings Corporation
American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Company, visit http://corporate.americangreetings.com .
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CONTACT:
Stephen J. Smith
VP, Treasurer and Investor Relations
American Greetings Corporation
216-252-4864
investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward- looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following: retail bankruptcies and consolidations; successful integration of acquisitions; successful transition of management; a weak retail environment; consumer acceptance of products as priced and marketed; the impact of technology on core product sales; competitive terms of sale offered to customers; successfully implementing supply chain improvements and achieving projected cost savings from those improvements; the Company’s ability to comply with its debt covenants; fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; escalation in the cost of providing employee health care; and the outcome of any legal claims known or unknown. Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.
In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.